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                                                                     EXHIBIT 2.4


                             STOCK PLEDGE AGREEMENT

         THIS STOCK PLEDGE AGREEMENT ("Pledge Agreement") is entered into as of April 26, 2000, between LIGHTMEDIA INTERACTIVE CORPORATION, a Delaware corporation ("Pledgee"), and E2ENET, INC., a Delaware corporation ("Pledgor").

         1. Pledgee has entered into the Bill of Sale and Assignment Agreement of even date herewith (the "Assignment Agreement") with Buyline.net, Incorporated ("Buyline"), pursuant to which Pledgee assigned to Buyline all of its proprietary technology and know-how and related assets, and as consideration for such assignment, Buyline has agreed to pay Pledgee $650,000, the payment of which is evidenced by that certain Promissory Note executed on the date hereof by Buyline in favor of Pledgee (the "Note"). As collateral security for the Note, Pledgor hereby pledges to Pledgee all of its right, title and interest in and to all shares of common stock of Buyline listed in Schedule A hereto, which number of Shares pledged shall be reduced from time to time in proportion to the reduction in the amount of principal under the Note from time to time outstanding compared to the amount of principal outstanding on the date hereof (Pledgor's "Shares" or the "Collateral"). The terms of the Assignment Agreement and the Note are specifically incorporated herein.

         2. The Pledgor represents and warrants: (i) that it is the owner of the Shares; (ii) that the Shares are free and clear of all pledges, charges, liens or other encumbrances whatsoever, except the pledge created hereby, and (iii) that this pledge does not violate any other agreement or undertaking of Pledgor.

         3. Pledgee's interest in the Collateral shall be as security for the payment of all principal and interest due on the Note.

         4. The stock certificate representing the Shares has been duly endorsed in blank and has been delivered to Pledgee. In executing this Stock Pledge Agreement, Pledgee acknowledges receipt of the Shares.

         5. Following the delivery of the Collateral to Pledgee as provided in
Section 4 hereof, unless and until there shall be a breach of any of the obligations specified in Section 3:

            a. The Pledgor shall be entitled to exercise all voting and consensual powers pertaining to the Shares for all purposes not inconsistent with the terms of this Stock Pledge Agreement;

            b. The Pledgor shall be entitled to receive directly and retain all dividends or interest on the Shares unless otherwise restricted; and

            c. In order to permit Pledgor to exercise such voting powers and to receive such dividends or interest, Pledgee shall from time to time, upon the written request of Pledgor, execute and deliver to Pledgor appropriate proxy, dividend and reinvestment orders.


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                                       -2-


         6. Following the delivery of the Collateral to Pledgee as provided in
Section 4 hereof, if any breach by the Pledgor of its obligations specified in
Section 3 shall have occurred and be continuing:

            a. Pledgee may, after twenty (20) days written notice to Pledgor, cause any or all of the Collateral to be transferred into Pledgee's name as record owner hereunder;

            b. All dividends and other distributions thereafter made upon or in respect to the Collateral, or any part thereof, shall be paid directly to and shall be retained by Pledgee; or

            c. Pledgee may liquidate or sell all or a part of the Collateral at a public or private sale upon terms and conditions satisfactory to it in its discretion, subject as hereinafter provided to Title 28, Section 9-504 of the Commercial Code of the State of Delaware. Pledgee shall then deduct from the proceeds of such sale all amounts then due and owing to it under the Note and the Assignment Agreement and shall remit any remaining balance of the proceeds to Pledgor. Anything contained herein to the contrary notwithstanding, Pledgor and Pledgee agree that the Collateral shall be disposed of in accordance with Title 28, Section 9-504 of the Commercial Code of the State of Delaware.

         7. If the principal of and interest on the Note are paid in accordance with the terms thereof, this Stock Pledge Agreement shall thereupon terminate, and Pledgee shall deliver to Pledgor the Collateral and any dividends held thereon by Pledgee.

         8. This Pledge Agreement shall in all respects be construed in accordance with and governed by the laws of the State of Delaware and no defense given or allowed by the laws of any other country or state shall be interposed in any action hereon unless such defense is also given or allowed by the laws of the State of Delaware.


            [THE REMAINDER OF THIS PAGE INTENTIONALLY IS LEFT BLANK]


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         IN WITNESS WHEREOF, the parties hereto have hereunto set their hands and seals.


PLEDGOR:                                     PLEDGEE:


E2ENET, INC.                                 LIGHTMEDIA INTERACTIVE CORPORATION



By: /s/ C. Gregory Earls                     By: /s/ Lawrence Silverman
  ---------------------------------             -------------------------------
  Name:  C. Gregory Earls                       Name: Lawrence Silverman
  Title: President                              Title:




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                                   SCHEDULE A

                                   COLLATERAL

                                  Common Stock

                        Certificate                 Number
Pledgor                   Number                   of Shares
-------                 -----------                ---------

E2Enet, Inc.                                       4,485,000